Exhibit 99.1

PSB HOLDINGS, INC.
40 Main Street
Putnam, CT 06260

For Immediate Release

CONTACT:	Robert J. Halloran, Jr., President and Chief Financial Officer
(860) 928-6501

PSB Holdings, Inc. Reports Earnings
For the Three and Nine Months Ended March 31, 2009

PUTNAM, CT, April 23, 2009 – PSB Holdings, Inc. (the “Company”) (NASDAQ: PSBH), the holding company for Putnam Bank, reported net income for the quarter ended March 31, 2009 of $712,000 or $.11 per basic and diluted share as compared to $921,000 or $0.15 per basic and diluted share for the quarter ended March 31, 2008, a decrease of $209,000, or 22.7%.  The decrease was primarily due to an increase in the provision for loan losses, a decrease in net gains on sale of investments and an increase in write-downs of investments during the quarter ended March 31, 2009.  This was partially offset by an increase in net interest and dividend income and a decrease in noninterest expense during the quarter ended March 31, 2009.  Net loss for the nine months ended March 31, 2009 amounted to $1.3 million or $0.21 per basic and diluted share as compared to net income of $2.1 million or $0.34 per basic and diluted share for the nine months ended March 31, 2008. This decrease was primarily due to other-than-temporarily impaired investment write-downs of $5.9 million recorded during the nine months ended March 31, 2009. The write-downs included $3.95 million in Freddie Mac pass-through auction-rate securities issued by trusts consisting solely of Freddie Mac preferred stock and $1.9 million in Lehman Brothers corporate debt.  Net interest and dividend income increased and noninterest expenses decreased compared to the nine months ended March 31, 2008 which were partially offset by an increase in the loan loss provision during the nine months ended March 31, 2009.  The decrease in tax expense was due to the tax benefit on the Freddie Mac and Lehman Brothers investment write-downs.

Net interest and dividend income increased $126,000 to $3.1 million for the quarter ended March 31, 2009 compared to the quarter ended March 31, 2008 and increased $942,000 to $9.6 million for the nine months ended March 31, 2009 compared to the nine months ended March 31, 2008.  Net interest spread increased 51 basis points to 2.56% from 2.05% for the quarters ended March 31, 2009 and 2008, respectively.  Net interest margin increased 24 basis points to 2.85% from 2.61% for the same periods.  Net interest spread increased 55 basis points to 2.46% from 1.91% for the nine months ended March 31, 2009 and 2008, respectively.  Net interest margin increased 33 basis points to 2.82% from 2.49% for the same periods.  These increases for the quarter and nine months were primarily due to the decreases in short-term interest rates implemented by the Federal Open Market Committee, and the resulting repricing of many of the Company’s interest-bearing liabilities.

The provision for loan losses amounted to $157,000 for the quarter ended March 31, 2009 compared to no provision for the quarter ended March 31, 2008.  The provision for loan losses amounted to $754,000 and $47,000 for the nine months ended March 31, 2009 and 2008, respectively, an increase of $707,000.  This was due to a $400,000 charge-off of a commercial real estate loan and an increase in the allowance for loan losses on the remaining loan portfolio.

Noninterest income amounted to $716,000 and $713,000 for the quarters ended March 31, 2009 and 2008, respectively, an increase of $3,000.  Noninterest income amounted to $2.4 million and $2.2 million for the nine months ended March 31, 2009 and 2008, respectively, an increase of $191,000. This was due to increased BOLI income, service fees and brokerage fee income.

Write-downs of investments amounted to $75,000 for the quarter ended March 31, 2009 compared to no investment write-downs for the quarter ended March 31, 2008. This was due to other-than-temporarily impaired investment write-down of $75,000 in Lehman Brothers corporate debt. During the current quarter, the Company sold or completely wrote-down its entire investment in Lehman Brothers.  Write-downs of investments amounted to $5.9 million for the nine months ended March 31, 2009 compared to no investment write-downs for the nine months ended March 31, 2008.  This was due to other-than-temporarily impaired investment write-downs which included $3.95 million in Freddie Mac pass-through auction-rate securities issued by trusts consisting solely of Freddie Mac preferred stock and $1.9 million in Lehman Brothers corporate debt.  The current carrying values of the Freddie Mac APT certificates were $46,000 as of March 31, 2009.

Noninterest expense amounted to $2.64 million for the quarter ended March 31, 2009 as compared to $2.66 million for the quarter ended March 31, 2008, a decrease of $27,000.  Noninterest expense amounted to $7.8 million for the nine months ended March 31, 2009 as compared to $8.2 million for the nine months ended March 31, 2008, a decrease of $377,000.  Salaries and benefits decreased $42,000 when comparing the quarters ended March 31, 2009 and 2008; and decreased $80,000 when comparing the nine months ended March 31, 2009 and 2008.  Occupancy expense increased $5,000 when comparing the quarters ended March 31, 2009 and 2008; and decreased $33,000 when comparing the nine months ended March 31, 2009 and 2008.  All other noninterest expenses increased $11,000 when comparing the quarters ended March 31, 2009 and 2008; and decreased $264,000 when comparing the nine months ended March 31, 2009 and 2008.

The provision for income taxes amounted to $326,000 for the quarter ended March 31, 2009 as compared to $297,000 for the quarter ended March 31, 2008. The provision for income taxes for the nine months ended March 31, 2009 reflected the benefit associated with the $3.95 million write-down in Freddie Mac pass-through auction-rate securities and the $1.9 million write-down in Lehman Brothers corporate debt.

“The core bank continues to perform as expected with a respectable increase in deposits and strong loan originations. The purchase of a competitor’s branch in Gales Ferry and subsequent consolidation with our Gales Ferry office has solidified our presence in New London County.  In addition, we will soon be providing details on our expansion into Norwich." said Chairman and Chief Executive Officer, Thomas A. Borner. "We are encouraged by what appears to be early signs of economic recovery in Eastern Connecticut.”

Total assets of the Company decreased to $477.1 million at March 31, 2009 from $494.5 million at June 30, 2008.  Loans continued to grow from $245.2 million at June 30, 2008 to $261.6 million at March 31, 2009. Investment securities decreased $43.3 million during the nine months ended March 31, 2009, and represented $176.7 million or 37.0% of total assets at March 31, 2009 as compared to $220.0 million or 44.5% of total assets at June 30, 2008.

Total liabilities of the Company decreased to $441.3 million at March 31, 2009 from $445.1 million at June 30, 2008.  Borrowed funds decreased $22.7 million during the nine months ended March 31, 2009, and represented $133.9 million or 28.1% of total assets as of March 31, 2009 as compared to $156.6 million or 31.7% of total assets as of June 30, 2008.  This included a reduction in FHLB borrowings of $19.7 million.  Total deposits increased $17.8 million during the nine months ended March 31, 2009, and represented $301.5 million or 63.2% of total assets at March 31, 2009 as compared to $283.7 million or 57.4% of total assets at June 30, 2008.

Stockholders’ equity decreased to $35.8 million at March 31, 2009 from $49.4 million at June 30, 2008, primarily due to the year-to-date net loss and an increase in other comprehensive loss.

About PSB Holdings, Inc.

PSB Holdings, Inc., headquartered in Putnam, Connecticut, is the parent of Putnam Bank, a federally chartered stock savings bank founded in 1862. The Bank offers a wide range of financial services through its seven offices located in eastern Connecticut. Putnam Bank also operates a full service loan center in Putnam, Connecticut. PSB Holdings Inc.'s common stock trades on the Nasdaq Global Market under the symbol PSBH.

Customers are offered 24-hour services through ATM network systems, an automated telephone banking system and Internet Banking through its website at www.putnambank.com.  Investor information is also available at this website.

Statements contained in this news release that are not historical facts are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those stated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.  Subject to applicable laws and regulation, the Company does not undertake – and specifically disclaims any obligation – to publicly release the results of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

PSB HOLDINGS, INC.	Statistical Summary
	(Unaudited)
	(dollars in thousands)

	As of March 31,	As of June 30,
Assets	2009	2008
Cash and due from banks	$4,490	$7,026
Federal funds sold	4,070	1,120
Investment securities, at fair value	176,709	220,026
Loans	261,572	245,161
Less: allowance for loan losses	(2,020)	(1,758)
Net Loans	259,552	243,403
Other real estate owned	1,289	-
Premises and equipment	4,470	3,706
Intangible assets	7,614	7,769
Other assets	18,898	11,449
Total Assets	$477,092	$494,499

Liabilities and Stockholders' Equity
Deposits	$301,558	$283,724
Borrowed funds	133,908	156,621
Mortgagors' escrow accounts	860	1,423
Other liabilities	4,962	3,294
Total Liabilities	441,288	445,062
Total Stockholders' Equity	35,804	49,437
Total Liabilities and Stockholders' Equity	$477,092	$494,499

	Three Months Ended March 31,		Nine Months Ended March 31,
Income Statement	2009	2008	2009	2008
Interest and dividend income	$6,191	$6,771	$19,238	$20,452
Interest expense	3,086	3,792	9,655	11,811
Net interest and dividend income	3,105	2,979	9,583	8,641
Provision for loan losses	157	-	754	47
Net Interest and dividend income after provision for loan losses	2,948	2,979	8,829	8,594
Noninterest income	716	713	2,437	2,247
Writedown of investments	75	-	5,859	-
Gain on sale of investments	86	190	86	170
Noninterest expense	2,637	2,663	7,820	8,197
Income (loss) before income tax expense (benefit)	1,038	1,219	(2,327)	2,814
Income tax expense (benefit)	326	298	(998)	669
Net Income (Loss)	$712	$921	$(1,329)	$2,145

	At or for the Three Months		At or for the Nine Months
	March 31,		March 31,
Financial condition data:	2009	2008	2009	2008
(Dollars in thousands, except per share amounts)
Average interest-earning assets	$441,870	$463,412	452,372	$461,982
Average interest-bearing liabilities	$400,544	$396,438	402,479	$395,149
Average interest-earning assets to
average interest-bearing liabilities	110.32%	116.89%	112.40%	116.91%
Non-performing loans	$4,552	$1,454	4,552	$1,454
Non-performing loans to total loans	1.74%	0.60%	1.74%	0.60%
Allowance for loan losses	$2,020	$1,765	2,020	$1,765
Allowance for loan losses to total loans	0.77%	0.73%	0.77%	0.73%
Stockholders' equity to assets	7.50%	10.38%	7.50%	10.38%

Selected operating data (1):
Return (loss) on average assets	0.60%	0.76%	-0.37%	0.58%
Return (loss) on average equity	7.96%	7.17%	-4.31%	5.48%
Net interest rate spread	2.56%	2.05%	2.46%	1.91%
Net interest margin (2)	2.85%	2.61%	2.82%	2.49%
Efficiency ratio (3)	68.82%	68.62%	125.18%	74.13%
(1) Annualized where appropriate.
(2) Net interest margin represents net interest income divided by average total interest-earning assets.
(3) Noninterest expense divided by net interest income before provision for loan losses plus noninterest income.

Per share data:
Earnings (loss) per share:
Basic	$0.11	$0.15	$(0.21)	$0.34
Diluted	$0.11	$0.15	$(0.21)	$0.34
Book value per share	$5.48	$7.66	$5.48	$7.66
Market price per share:
High for the period	$4.62	$9.68	$9.50	$10.76
Low for the period	$3.60	$8.00	$3.60	$7.58
Close at end of period	$4.14	$8.80	$4.14	$8.80
Cash dividends declared per share	$0.05	$0.08	$0.24	$0.22

Weighted-average common shares outstanding:
Basic	6,286,951	6,262,348	6,275,800	6,310,899
Diluted	6,327,352	6,326,933	6,275,800	6,388,350